Exhibit (d)(4)

MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of December 12, 2012 by and between PowerShares Exchange-Traded Fund Trust (the “Trust”) and Invesco PowerShares Capital Management LLC (“Invesco PowerShares Capital Management” or the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company;

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust has established separate series of shares, each corresponding to a separate investment portfolio, and may establish additional series of shares in the future (such existing and future series are collectively referred to herein as the “Funds”);

WHEREAS, the Trust desires to retain the Adviser to furnish administrative and management services to the Trust and the Funds, in the manner and on the terms and conditions set forth herein;

WHEREAS, the Adviser is willing to furnish administrative and management services to the Trust and the Funds, in the manner and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Trust and the Adviser hereby agree as follows:

ARTICLE 1

Employment of Adviser

1.1 The Trust hereby employs the Adviser to manage and administer, or, subject to its oversight, arrange for the management and administration of its affairs and the affairs of each Fund, as applicable, for the period and upon the terms herein set forth.

1.2 The Adviser accepts such employment and agrees during such period at its own expense to render the services, or, subject to its oversight, to arrange for the services to be rendered, and to assume the obligations herein set forth for the compensation herein provided.

1.3 The services of the Adviser herein provided are not to be deemed exclusive and the Adviser shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.

1.4 The Trust shall be free to retain at its expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

ARTICLE 2

Duties of Adviser

2.1 Administrative Services. Subject to the terms of this Agreement and the supervision and direction of the Board of Trustees of the Trust (the “Board”), the Adviser shall provide the services with respect to the Trust and to each Fund as applicable as set forth in Schedule A attached hereto, as that Schedule may be amended from time-to-time, and shall provide other reasonable services requested by the Board, or otherwise agreed upon by the parties from time-to-time.

2.2 Subcontractors. In connection with the services to be provided by the Adviser under this Agreement, the Adviser may to the extent that it deems appropriate, make use of subcontractors selected by the Adviser, provided that the Adviser shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by the Adviser or such parties.

ARTICLE 3

Allocation of Charges and Expenses

3.1 Charges and Expenses. The Adviser shall provide executive, administrative, clerical and other personnel necessary to perform the services set forth herein and shall pay the salaries and other costs of employing all of these persons. For each Fund of the Trust that pays a unitary management fee to the Adviser, the Adviser shall pay all of the expenses of such Fund, except for investment advisory fees, payments under each Fund’s 12b-1 plan, if any, brokerage expenses, taxes, interest, litigation expenses and other extraordinary expenses. For each Fund that does not pay a unitary management fee to the Adviser, such Fund is responsible for its own expenses, including, but not limited to, investment advisory fees, costs of transfer agency, custody, fund administration, legal, audit and other services, interest, taxes, brokerage commissions and other expenses incurred in connection with the execution of portfolio securities transactions on behalf of such Fund; expenses incurred in connection with any distribution plan adopted by the Trust pursuant to Rule 12b-1 under the 1940 Act; licensing fees related to the use of the Fund’s underlying index; litigation expenses; fees payable to the Trust’s Board members and officers who are not “interested persons” of the Trust or the Adviser; all expenses incurred in connection with the Board members’ services, including travel expenses and legal fees of counsel for those members of the Board who are not “interested persons” of the Trust and extraordinary expenses. The foregoing expenses for each Fund that does not pay a unitary management fee are subject to the Excess Expense Agreement between the Trust on behalf of the Fund and the Adviser.

ARTICLE 4

Compensation of Adviser

The Adviser’s compensation for the services to be furnished under this Agreement, as set forth in Schedule B, is subject to agreement between the Adviser and the Trust, as it may be amended from time to time.

ARTICLE 5

Limitations of Liability

5.1 Limitations of Liability of the Adviser. Invesco PowerShares Capital Management shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund, the Trust or any of its shareholders, in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of Invesco PowerShares Capital Management, who may be or become an officer, Board member, employee or agent of the Trust shall be deemed, when rendering services to any Fund or the Trust or acting with respect to any business of such Fund or the Trust, to be rendering such service to or acting solely for the Fund or the Trust and not as an officer, director, employee, or agent or one under the control or direction of Invesco PowerShares Capital Management even though paid by the Adviser.

5.2 Limitation of Liability of the Trust. Invesco PowerShares Capital Management is expressly put on notice of, and hereby acknowledges and agrees to, the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that the obligations assumed by the Trust under this contract shall be limited in all cases to the Trust and its assets. Invesco PowerShares Capital Management shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, nor shall Invesco PowerShares Capital Management seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust. Invesco PowerShares Capital Management understands that the rights and obligations of each series of shares of the Trust under the Declaration of Trust are separate and distinct from those of any and all other series.

ARTICLE 6

Books and Records

6.1 The Adviser shall keep all books and records in connection with the services provided hereunder on behalf of the Trust as required pursuant to Rule 31a-1 under the 1940 Act.

6.2 The books and records the Adviser maintains pertaining to the Trust, which are in the possession or under the control of the Adviser, shall be the property of the Trust. The Trust and authorized persons shall have access to such books and records at all times during the Adviser’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Adviser to the Trust or to an authorized person, at the Trust’s expense.

ARTICLE 7

Duration and Termination of this Agreement

7.1 Effective Date and Term. This Agreement shall become effective as of the date first written above and shall continue in effect from year to year unless terminated as set forth in Section 7.2.

7.2 Termination.

(a) As to any Fund or the Trust, this Agreement may be terminated at any time, without penalty, by vote of the Board or by the Adviser, on sixty (60) days’ written notice to the other party.

(b) The Trust also may terminate this Agreement at any time for cause.

ARTICLE 8

Amendments of this Agreement

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement as to any given Fund shall be effective until approved by vote of a majority of the Board. Notwithstanding the foregoing, the Adviser may add additional services to Schedule A without approval by the Board.

ARTICLE 9

Miscellaneous Provisions

9.1 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that to the extent that the applicable laws of the State of Illinois conflict with the applicable provisions of the 1940 Act, the latter shall control.

9.2 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

9.3 Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

9.4 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

9.5 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

9.6 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

9.7 Cumulative Rights. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

POWERSHARES EXCHANGE-TRADED FUND TRUST
Attest:

By:	/s/ Anna Paglia	By:	/s/ Andrew Schlossberg
	Name: Anna Paglia		Name: Andrew Schlossberg
	Title: Secretary PowerShares Exchange-Traded Fund Trust		Title: President

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC
Attest:

By:	/s/ Anna Paglia	By:	/s/ Andrew Schlossberg
	Name: Anna Paglia		Name: Andrew Schlossberg
	Title: Head of Legal Invesco PowerShares Capital Management LLC		Title: Managing Director

SCHEDULE A

Schedule of Services

(a)	Regulatory Administration Services

(i)	Assemble and distribute Board materials for meetings of the Board, including the drafting of agendas and resolutions for such meetings of the Board.

(ii)	Prepare and coordinate the filing of post-effective amendments to a Fund’s registration statement (including post-effective amendments to the registration statement related to the addition of one or more series of shares) and any amendments or supplements thereto.

(iii)	Prepare or assist Fund counsel in the preparation and filing of notices of special meetings of shareholders and proxy materials relating to such meetings and coordinate and oversee additional function related to such meetings, including solicitation and proxy tabulation services.

(iv)	Prepare and respond to regulatory examinations, requests and/or matters.

(v)	Oversee the provision of services to the Funds by third parties, including the Funds’ administrator and affiliates of the Adviser.

(vi)	Provide to the Board periodic and special reports, as the Board may reasonably request, relating to the provision of services hereunder and also concerning the services of the Funds’ administrator, custodian and transfer agent.

(b)	Commodity Futures Trading Commission Services

(i)	Provide on behalf of any Fund that is a commodity pool under the Commodity Exchange Act, and the rules thereunder (“CEA”), all regulatory administrative services necessary to comply with the obligations of the CEA and the rules thereunder and the rules of the National Futures Association (“NFA”), including, but not limited to, preparing and coordinating the filing of disclosure documents and marketing materials with the NFA, registering the Adviser as a Commodity Pool Operator (“CPO”) with the NFA, registering the Trust and its associated persons[1] and principals with the NFA, and coordinating background checks and proficiency examinations for the Trust’s associated persons.

[1]	Those natural persons who solicit investors or supervise those who do, as well as the principals of CPOs, all of whom are subject to extensive background checks.

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(ii)	Provide on behalf of any Fund that is relying on the exclusion from regulation as a commodity pool pursuant to Rule 4.5 under the CEA, all regulatory administrative services to comply with the Rule 4.5 exclusion, including, but not limited to, filing claims of exemption for the Adviser and Trust with the NFA, affirming and re-affirming the Fund’s eligibility for exclusion from Rule 4.5 at the end of each calendar year, taking steps reasonably designed to prevent the Fund from being marketed as a commodity pool or as a fund for trading in commodity interests, and providing the services set forth in Section (b)(iii) below.

(iii)	For any Fund that is relying on the exclusion from regulation as a commodity pool pursuant to Rule 4.5, monitor the Fund’s compliance with the investment limitations of the Rule 4.5 exclusion.

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